Exhibit 23.3

PRESSLER PETROLEUM CONSULTANTS, INC. 500 DALLAS, SUITE 2920 HOUSTON, TEXAS77002
TELEPHONE		FACSIMILE
713-659-8300		713-659-6909

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this Registration Statement on Form S-1 of Black Stone Minerals, L.P. (the “Registration Statement”) of the name Pressler Petroleum Consultants, Inc., to the references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2013 and the inclusion of our corresponding report letter, dated September 10, 2014 in the Registration Statement as Exhibit 99.1. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

PRESSLER PETROLEUM CONSULTANTS, INC.

By:	/s/ Jim R. McReynolds
Jim R. McReynolds
Senior Vice President

Houston, Texas

April 21, 2015